Exhibit 10.22

LEASE MODIFICATION

PARTIES:

LANDLORD:	David E. Cookson

TENANT:	Advanced Power Technology, Inc.

PROPERTY:	405 S. W. Columbia, Bend, Oregon 97702

The parties agree to modify that certain lease dated August 27, 1985 and modified September 15, 1995, September 15, 1999, July 1,2001 and amended July 14, 1998 as follows:

Basic Rent:	September 15, 2003 through September 14, 2004	$16,410.00 per month
	September 15, 2004 through September 14, 2005	$17,066.00 per month
	September 15, 2005 through September 14, 2006	$17,749.00 per month
	September 15, 2006 through September 14, 2007	$18,459.00 per month
	September 15, 2007 through September 14, 2008	$19,197.00 per month

Lease Term:	The term of the lease shall be from September 15, 2003 through September 14, 2008.

CAM Charges:	The CAM charges will continue to be assessed as per the original lease dated March 21, 1985.

Option to Renew:                                                  In consideration of the mutual covenants of the Lease, and if Tenant is not in default,

Tenant shall have the option to renew the Lease of the property located at 405 S. W. Columbia Street, Bend, Deschutes County, Oregon, for one five (5) year period. The renewed Lease shall be on the same terms as the original Lease, except for rental amount, which shall be negotiated at the time Tenant exercises its option. Tenant shall notify Landlord in writing of its intention to renew not more than nine (9) and not less than six (6) months prior to the end of the original Lease term. Failure to so notify Landlord shall result in forfeiture of the option to renew.

DISCLOSURE: Tenant acknowledges that Compass Commercial Real Estate Services, agent for owners, is licensed by the State of Oregon, as a real estate broker. Said agent is not representing Tenant in any manner.

DISCLAIMER: This lease modification has been prepared and approved upon the instruction of the Landlord. Compass Commercial Real Estate Services claims no responsibility for the legal consequences of the above lease modification and has only acted as the scribner to fill in the blanks as directed by the parties.

This modification is effective September 15, 2003. All other provisions of the original lease shall remain in full force and effect.

LANDLORD:	TENANT:
DAVID E. COOKSON	ADVANCED POWER TECHNOLOGY, INC.

BY:	BY:

Dated:	Dated:

PARTIES:

LANDLORD:                         David E. Cookson, Trustee of Cookson Family Trust, and Margot K. Cookson, Trustee of Cookson Family Trust

TENANT:                                          Advanced Power Technology, Inc.

PROPERTY:                               405 S.W. Columbia, Bend, Oregon 97702

The parties agree to modify that certain lease dated August 27, 1985 and modified September 15, 1995 and September 15, 1999 as follows:

Terms:                                                           Tenant is authorized to complete an approximately 526sf addition to the existing building at Tenants expense with Landlord approval as per the attached plan. All work to be completed in compliance with existing building codes, permits and requirements, by a licensed contractor. This addition brings the total square footage of the leased space to approximately 18,776sf. In recognition of the efforts and expense of the tenant the rental amount will remain at its current rate as stated in the lease and lease modifications mentioned above. All other terms and conditions of the existing lease shall remain in effect.

Tenant agrees to provide an “as built” plan to Landlord at completion of improvement.

Disclosure:                                 Tenant acknowledges that Compass Commercial Real Estate Services, agent for owner, is licensed by the State of Oregon as a real estate broker. Said agent is not representing Tenant in any manner.

Disclaimer:                                     This lease modification has been prepared and approved upon the instruction of the Landlord. Compass Commercial Real Estate Services claims no responsibility for the legal consequences of the above lease modification and has only acted as the scribner to fill in the blanks as directed by the parties.

This modification is effective July 1, 2001. All other provisions of the original lease shall remain in full force and effect.

LANDLORD:                        David E. Cookson, Trustee of Cookson Family Trust, and Margot K. Cookson, Trustee of Cookson Family Trust

BY:		Dated:
David E. Cookson, Trustee

TENANT:	Advanced Power Technology, Inc.

BY:		Dated:

LEASE ADDENDUM

DATE:	July 8, 1998

PARTIES:	David E. Cookson	(“Landlord”)
664 WoodStock Road
Hillsborough, CA 94010

	Advanced Power Technology, Inc.	(“Tenant”)
405 SW Columbia Street
Bend, OR 97702-1000

PREMISES:	405 SW Columbia Street
Bend, OR 97702-1000

LEASE AMENDED:

That Commercial Lease between Landlord and Tenant dated March 21, 1985 (the “Lease”).

RECITALS:

A.                                  Tenant is in possession of the Premises under the terms of the Lease.

B.                                  Tenant wishes to extend fiber optic cables from its offices at 296 SW Columbia Street, Bend, Oregon, and fiber optic and copper cable from its offices at 397 SW Columbia Street, Bend, Oregon to the Premises. Landlord has agreed to such installation.

C.                                  The parties wish to amend the Lease to provide for the installation of cable and the restoration and maintenance of areas though which cable will be installed.

It is, therefore, agreed that the Lease be amended to include the following terms:

AGREEMENT:

1.                                    Permission to Install conduits and cables.  Landlord grants to Tenant the right to install and maintain underground conduits containing fiber optic and copper cables on and under the property of Landlord on which the premises are located. Installation shall be at the location identified on Exhibit A attached hereto and incorporated herein by reference.

2.                                      Tenant’s Obligations. Tenant shall have the following obligations with regard to the cable:

2.1 Restoration of the surface of the ground, including asphalt and concrete surfaces, immediately following underground installation.

2.2 Installation in a prompt and workmanlike manner, including appropriate signange during excavation.

3.                                      Landlord’s Obligations. Landlord shall have no responsibilty for maintenance and/or repair of the cable.

4.                                      Lease Preserved. Upon execution, this Addendum shall be attached to and become a part of the Lease. Except as specifically set forth herein, the terms of the Lease remain unmodified and fully enforceable.

Landlord:	Tenant:

Advanced Power Technology, Inc.

David E. Cookson	Greg Haugen
Vice-President, Finance and Administration